Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
John Wille – Vice President & CFO	Alison Ziegler
201-337-9000	212-445-8432

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY REPORTS THIRD QUARTER RESULTS

Oakland, N.J. — November 3, 2004 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today reported results for its third quarter ended September 30, 2004.  Consolidated net sales were $79.3 million compared to $87.9 million in the third quarter 2003, a decrease of 9.8%.  Net income was $2.2 million or $0.11 per diluted share, compared to $11.6 million or $0.56 per diluted share in the third quarter of 2003.  As has been previously announced, the Company recognized a restructuring charge of $2.7 million after tax ($4.1 million pretax) in the quarter in order to right size its expense structure and align its management and sales organization with its strategic plans.  For the nine months ended September 30, 2004, consolidated net sales of $198.4 million were down $44.2 million or 18.2% compared to the prior year period.  The net loss of $12.9 million or $0.62 per share for the period compared to net income of $25.8 million or $1.25 per share in the first nine months of 2003.  The year-to-date loss includes the third quarter restructuring charge of $2.7 million after tax ($4.1 million pretax) and the previously disclosed second quarter inventory write-down of $9.0 million after tax ($13.0 million pre tax).

Mr. Andy Gatto, President and Chief Executive Officer commented, “This restructuring represents another major step in aligning our business to the changing retail environment. We are now more appropriately organized to address opportunities with both traditional specialty retailers and the mass distribution channel. Our recent acquisition of the Applause trademark will provide an important platform for developing the mass distribution channel. We have also made significant licensing progress. Along with the previously announced Marvel license, we have joined forces with Tom Wilson to create a new “Ziggy” line, with Sanrio (creators of “Hello Kitty”) to market the “KEROPPI” brand and with Dreamworks LLC to design and market products related to their 2005 movie release of “Madagascar”.”

Third quarter sales in the core segment declined from $73.7 million in 2003 to $63.7 million in 2004.  The Company attributes this decline to continued softness in the independent retail sales channel. Non-core sales for the quarter were up from $14.2 million in 2003 to $15.6 million in 2004 due to strong performance by its Sassy subsidiary. Non-core sales for the third quarter were negatively impacted in the amount of $2.6 million by the sale of Bright of America effective August 2, 2004.

Year-to-date core sales decreased 23.0% from $199.3 million in 2003 to $153.4 million in 2004.  The Company attributes this decline to the same factors that impacted the third quarter.  International sales benefited by approximately $5.9 million from favorable foreign exchange rates.  Year-to-date non-core sales increased 4% compared to the 2003 period. Year-to-date non-core sales were also negatively impacted by the sale of Bright of America.

The decline in third quarter and year-to-date results from the year ago period was attributable to reduced core segment sales, a lower gross margin and increased selling, general and administrative expense, in addition to the restructuring charge and inventory write-down as discussed above.

Russ Berrie and Company, Inc., an international leader in the gift industry, (and its wholly-owned subsidiaries), designs, develops, and distributes more than 8,000 innovative gift products through 41,000+ specialty retail stores worldwide. Known for its teddy bears and other plush animals, the Company's gift line is comprised of a diverse range of everyday, seasonal, and occasion-themed products. Founded in 1963 by the late Russ Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers throughout the world and trades on the NYSE under the symbol RUS.

Note: This News Release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, and other factors.

—(Financial Tables Follow)—

RUSS BERRIE AND COMPANY, INC.

FINANCIAL SUMMARY

(Unaudited)

(Dollars in Thousands, Except Per Share Data)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2004	2003	2004	2003

Net sales	$79,272	$87,848	$198,405	$242,566

Cost of Sales	41,893	41,228	117,094	112,618

Gross profit	37,379	46,620	81,311	129,948

Selling, general and administrative expense	35,349	32,217	103,819	98,032

Investment and other income-net	310	1,131	2,501	4,403

Income (loss) before provision (benefit)	2,340	15,534	(20,007)	36,319

Provision (Benefit) for income taxes	92	3,939	(7,141)	10,567

Net income (loss)	$2,248	$11,595	$(12,866)	$25,752

Net income (loss) per share:
Basic	$0.11	$0.56	$(0.62)	$1.25
Diluted	$0.11	$0.56	$(0.62)	$1.25

Weighted average shares:
Basic	20,829,000	20,628,000	20,767,000	20,581,000
Diluted	20,829,000	20,732,000	20,767,000	20,681,000

—MORE—

RUSS BERRIE AND COMPANY, INC.

SELECTED BALANCE SHEET DATA

(Unaudited)

(Dollars in thousands)

	September 30, 2004	December 31, 2003	September 30, 2003

Cash, cash equiv., marketable securities and other investments	$72,495	$232,050	$223,953
Accounts receivable – net	68,741	82,795	84,778
Inventories – net	41,600	51,921	49,316
Other current assets	19,108	14,188	11,308
Property, plant and equipment and other assets	75,129	81,794	77,721
Total assets	$277,073	$462,748	$447,076

Current liabilities	$33,663	$47,002	$41,123
Deferred income taxes	328	328	—
Total liabilities	33,991	47,330	41,123
Shareholders’ equity	243,082	415,418	405,953
Total liabilities and shareholders’ equity	$277,073	$462,748	$447,076

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